Exhibit 99.1

Company Contact
Ryan Hymel, EVP and Chief Financial Officer
(571) 529-6113

Playa Hotels & Resorts N.V. Reports Fourth Quarter and Full Year 2024 Results

Fairfax, VA, February 25, 2025 – Playa Hotels & Resorts N.V. (the “Company”) (NASDAQ: PLYA) today announced results of operations for the three months and year ended December 31, 2024.

Three Months Ended December 31, 2024 Results

▪Net Income was $9.0 million compared to $1.0 million in 2023
▪Adjusted Net Income(1) was $9.8 million compared to $6.0 million in 2023
▪Net Package RevPAR increased 8.0% versus 2023 to $325.50, driven by a 6.4% increase in Net Package ADR and a 1.1 percentage point increase in Occupancy
▪Comparable Net Package RevPAR decreased 1.2% versus 2023 to $334.72, driven by a 1.3% decrease in Net Package ADR while Occupancy was flat
▪Owned Resort EBITDA(1) decreased 8.8% versus 2023 to $67.1 million
▪Owned Resort EBITDA Margin(1) decreased 0.5 percentage points versus 2023 to 32.4%, inclusive of:
•a positive impact of approximately 200 basis points due to the depreciation of the Mexican Peso; and
•positive impacts of 50 basis points for the three months ended December 31, 2024, compared to 40 basis points for the three months ended December 31, 2023 from business interruption insurance proceeds and recoverable expenses related to disruption caused by Hurricane Fiona in the Dominican Republic in the second half of 2022
•Excluding these impacts, Owned Resort EBITDA Margin would have been 29.9%, a decrease of 2.6 percentage points compared to 2023
▪Adjusted EBITDA(1) decreased 8.3% versus 2023 to $55.8 million, inclusive of:
•a positive impact of approximately $4.3 million due to the depreciation of the Mexican Peso; and
•positive impacts of $1.1 million for the three months ended December 31, 2024 and $0.9 million for the three months ended December 31, 2023 from business interruption insurance proceeds and recoverable expenses
▪Adjusted EBITDA Margin(1) decreased 0.3 percentage points versus 2023 to 26.5%, inclusive of:
•a positive impact of approximately 200 basis points due to the depreciation of the Mexican Peso; and
•positive impacts of 50 basis points for the three months ended December 31, 2024 and 40 basis points for the three months ended December 31, 2023 from business interruption insurance proceeds and recoverable expenses
•Excluding these impacts, Adjusted EBITDA Margin would have been 24.0%, a decrease of 2.4 percentage points compared to 2023
▪Comparable Adjusted EBITDA decreased 5.5% versus 2023 to $47.8 million
▪Comparable Adjusted EBITDA Margin decreased 1.4 percentage points versus 2023 to 26.0%

Year Ended December 31, 2024 Results

▪Net Income was $73.8 million compared to $53.9 million in 2023
▪Adjusted Net Income(1) was $81.2 million compared to $66.3 million in 2023
▪Net Package RevPAR increased 7.3% versus 2023 to $332.20, driven by a 5.0% increase in Net Package ADR and a 1.6 percentage point increase in Occupancy
▪Comparable Net Package RevPAR decreased 0.6% versus 2023 to 350.30, driven by a 1.8 percentage point decrease in Occupancy, partially offset by a 1.8% increase in Net Package ADR
▪Owned Resort EBITDA(1) decreased 5.0% versus 2023 to $302.8 million
▪Owned Resort EBITDA Margin(1) decreased 0.6 percentage points versus 2023 to 34.0%, inclusive of:
•a positive impact of approximately 10 basis points due to the depreciation of the Mexican Peso; and
•positive impacts of 40 basis points for the year ended December 31, 2024 and 70 basis points for the year ended December 31, 2023 from business interruption insurance proceeds and recoverable expenses related to disruption caused by Hurricane Fiona in the Dominican Republic in the second half of 2022
•Excluding these impacts, Owned Resort EBITDA Margin would have been 33.5%, a decrease of 0.4 percentage points compared to 2023
▪Adjusted EBITDA(1) decreased 5.1% versus 2023 to $258.0 million, inclusive of:
•a positive impact of approximately $1.0 million due to the depreciation of the Mexican Peso; and
•positive impacts of $3.2 million for the year ended December 31, 2024 and $6.1 million for the year ended December 31, 2023 from business interruption insurance proceeds and recoverable expenses
▪Adjusted EBITDA Margin(1) decreased 0.6 percentage points versus 2023 to 28.5%, inclusive of:
•a positive impact of approximately 10 basis points due to the depreciation of the Mexican Peso; and
•positive impacts of 40 basis points for the year ended December 31, 2024 and 70 basis points for the year ended December 31, 2023 from business interruption insurance proceeds and recoverable expenses
•Excluding these impacts, Adjusted EBITDA Margin would have been 28.1%, a decrease of 0.3 percentage points compared to 2023
▪Comparable Adjusted EBITDA decreased 7.5% versus 2023 to $216.2 million
▪Comparable Adjusted EBITDA Margin decreased 2.2 percentage points versus 2023 to 28.4%

(1)See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income or Loss, Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-U.S. GAAP financial figures included in this press release, and “Reconciliation of Non-U.S. GAAP Measures” for reconciliations of such non-U.S. GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

"We exceeded our forecast for the fourth quarter as demand continued to improve in the fourth quarter following the significant disruption caused by Hurricane Beryl. Favorable foreign currency exchange rates, business interruption insurance proceeds of $1.1 million and continued expense control were also meaningful contributors to our bottom line in the fourth quarter.

Looking back at the full year, foreign currency tailwinds helped offset higher than expected construction disruption related to our renovation work in the Pacific Coast but the significant impact on our results in Jamaica from Hurricane Beryl and the travel warning issued early in the year led to a year-over-year decline in Adjusted EBITDA in 2024. Our teams in the Yucatan Peninsula and Dominican Republic continued to execute at a high level, delivering underlying Owned Resort EBITDA growth, adjusting for foreign currency fluctuations and business interruption proceeds.

Lastly, Playa’s Board of Directors has approved an agreement pursuant to which a wholly-owned subsidiary of Hyatt Hotels Corporation has commenced a tender offer for all outstanding shares of Playa for $13.50 per share in cash. The Playa executive team fully supports the transaction and believes it is an incredibly attractive outcome for all Playa stakeholders."

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following table sets forth information with respect to the operating results of our total portfolio and comparable portfolio for the three months and years ended December 31, 2024 and 2023 ($ in thousands):
Total Portfolio

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	Change		2024	2023	Change
Occupancy	74.0%	72.9%	1.1	pts	73.6%	72.0%	1.6	pts
Net Package ADR	$439.94	$413.66	6.4%		$451.49	$430.12	5.0%
Net Package RevPAR	$325.50	$301.47	8.0%		$332.20	$309.50	7.3%
Total Net Revenue (1)	$210,302	$227,147	(7.4)%		$904,415	$934,444	(3.2)%
Owned Net Revenue (2)	$207,486	$223,869	(7.3)%		$890,846	$921,444	(3.3)%
Owned Resort EBITDA (3)(4)	$67,149	$73,630	(8.8)%		$302,838	$318,928	(5.0)%
Owned Resort EBITDA Margin	32.4%	32.9%	(0.5)	pts	34.0%	34.6%	(0.6)	pts
Other corporate	$13,913	$15,452	(10.0)%		$56,886	$57,653	(1.3)%
The Playa Collection Revenue	$1,623	1,037	56.5%		$5,949	3,642	63.3%
Management Fee Revenue	902	$1,610	(44.0)%		6,148	$7,030	(12.5)%
Adjusted EBITDA	$55,761	$60,825	(8.3)%		$258,049	$271,947	(5.1)%
Adjusted EBITDA Margin	26.5%	26.8%	(0.3)	pts	28.5%	29.1%	(0.6)	pts
Comparable Portfolio (5)

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	Change		2024	2023	Change
Occupancy	77.7%	77.7%	—	pts	76.0%	77.8%	(1.8)	pts
Net Package ADR	$430.52	$436.15	(1.3)%		$460.85	$452.85	1.8%
Net Package RevPAR	$334.72	$338.84	(1.2)%		$350.30	$352.34	(0.6)%
Total Net Revenue (1)	$183,558	$184,613	(0.6)%		$762,191	$764,370	(0.3)%
Owned Net Revenue (2)	$180,742	$181,335	(0.3)%		$748,622	$751,370	(0.4)%
Owned Resort EBITDA (3)(4)	$59,147	$63,324	(6.6)%		$261,021	$280,809	(7.0)%
Owned Resort EBITDA Margin	32.7%	34.9%	(2.2)	pts	34.9%	37.4%	(2.5)	pts
Other corporate	$13,913	$15,452	(10.0)%		$56,886	$57,653	(1.3)%
The Playa Collection Revenue	$1,623	1,037	56.5%		5,949	3,642	63.3%
Management Fee Revenue	$902	$1,610	(44.0)%		$6,148	$7,030	(12.5)%
Adjusted EBITDA	$47,759	$50,519	(5.5)%		$216,232	$233,828	(7.5)%
Adjusted EBITDA Margin	26.0%	27.4%	(1.4)	pts	28.4%	30.6%	(2.2)	pts

(1)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(2)Owned Net Revenue excludes Management Fee Revenue, other corporate revenue and The Playa Collection revenue (which is a third-party owned and operated membership program).
(3)Owned Resort EBITDA for the three months ended December 31, 2024 and 2023 includes a benefit of $1.1 million and $0.9 million, respectively, from business interruption insurance proceeds and recoverable expenses due to the impact of Hurricane Fiona in 2022.
(4)Owned Resort EBITDA for the years ended December 31, 2024 and 2023 includes a benefit of $3.2 million and $6.1 million, respectively, from business interruption insurance proceeds and recoverable expenses due to the impact of Hurricane Fiona in 2022.
(5)For the three months and year ended December 31, 2024, our comparable portfolio excludes the Jewel Palm Beach, which was sold in September 2024, the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during 2024, and Jewel Punta Cana, which was sold in December 2023.

Balance Sheet

As of December 31, 2024, the Company held $189.3 million in cash and cash equivalents, with no restricted cash. Total interest-bearing debt was $1,078.0 million, comprised of our Term Loan due 2029. As of December 31, 2024, there was no balance outstanding on our $225.0 million Revolving Credit Facility. Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029, which incurs interest based on SOFR. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively. On June 24, 2024, we amended our Credit Agreement to decrease the interest rate applicable to the Term Loan due 2029 by 0.50% to, at our option, either a base rate plus a margin of 1.75% or SOFR plus a margin of 2.75%. All other terms of our Credit Agreement remain unchanged.
On February 20, 2025, we completed the sale of the Jewel Paradise Cove and received total gross consideration of approximately $28.5 million.
Earnings Call

The Company will host a conference call to discuss its fourth quarter and annual results on Wednesday, February 26, 2025 at 8:30 a.m. (Eastern Standard Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 2277823. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Wednesday, February 26, 2025. This replay will run through Wednesday, March 5, 2025. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 4425510. There will also be a webcast of the conference call accessible on the Company’s investor relations website at investors.playaresorts.com.
About the Company

Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of December 31, 2024, Playa owned and/or managed a total portfolio consisting of 24 resorts (8,627 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, we own and manage Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva Los Cabos. In Jamaica, we own and manage Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, we own and manage Hilton La Romana All-Inclusive Family Resort, Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, and Hyatt Ziva Cap Cana. We also manage eight resorts on behalf of third-party owners. Playa currently owns and/or manages resorts under the following brands: Hyatt Zilara, Hyatt Ziva, Hilton All-Inclusive, Tapestry Collection by Hilton, Wyndham Alltra, Seadust, Kimpton, Jewel Resorts and The Luxury Collection. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to guests, while building a direct relationship to improve customer acquisition cost and drive repeat business.
Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “forecasted,” “would,” “should,” “may,” “plan,” “estimate,” “outlook,” “intend,” “predict,” “potential,” “continue,” “optimistic,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 25, 2025 (the “Form 10-K”), as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.

Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.

Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of Net Non-package Revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.

Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations and premium room upgrades, food and beverage services, and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.

“Net Non-package Revenue” includes revenue associated with premium services and amenities that are not included in net package revenue, such as dining experiences, wines and spirits, and spa packages, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue is recognized after the completion of the sale when the product or service is transferred to the customer. Food and beverage revenue not included in a guest's all-inclusive package is recognized when the goods are consumed.

“Owned Net Revenue” represents Net Package Revenue and Net Non-Package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.

“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three months and years ended December 31, 2024 and 2023.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue, Management Fee Revenue, The Playa Collection revenue and certain other revenues. “Cost reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net income. Contract termination fees, which are recorded as Other Revenues, are also excluded from Total Net Revenue as they are not an indicator of the performance of our ongoing business.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
▪Other miscellaneous non-operating income or expense
▪Pre-opening expense
▪Losses or gains on sales of assets
▪Share-based compensation
▪Other tax expense
▪Transaction expenses
▪Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
▪Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)

▪Repairs from hurricanes and severe weather events (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
▪Loss on extinguishment of debt
▪Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.

We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses, The Playa Collection revenue and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Income
“Adjusted Net Income” is a non-GAAP performance measure. We define Adjusted Net Income as net income attributable to Playa Hotels & Resorts, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to debt extinguishment and transaction expenses.
Adjusted Net Income is not a substitute for net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted Net Income. For example, other companies in our industry may define Adjusted Net Income differently than we do. As a result, it may be difficult to use Adjusted Net Income or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, Adjusted Net Income should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.
Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.

We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of net income or loss as computed under U.S. GAAP to EBITDA, Adjusted EBITDA and Owned Resort EBITDA is presented below.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations.
A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net Income is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue, and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.

For the three months and year ended December 31, 2024, our comparable portfolio excludes the Jewel Palm Beach, which was sold in September 2024, the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during 2024, and Jewel Punta Cana, which was sold in December 2023.

Reconciliations of net income or loss as computed under U.S. GAAP to Comparable Owned Resort EBITDA and Comparable Net Package Revenue, Comparable Net Non-package Revenue, and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP are presented below.

Reconciliation of Non-U.S. GAAP Measures

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following table reconciles our U.S. GAAP net income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$9,036	$1,004	$73,813	$53,852
Interest expense	20,953	25,847	89,364	108,184
Income tax provision	839	6,874	7,953	11,714
Depreciation and amortization	19,820	20,772	78,580	81,827
EBITDA	$50,648	$54,497	$249,710	$255,577
Other expense (a)	977	32	1,738	353
Share-based compensation	3,219	3,256	14,909	13,207
Transaction expense (b)	1,070	2,598	4,176	4,705
Severance expense (c)	—	1,655	1,398	1,655
Other tax expense (income)	74	(34)	138	(34)
Contract termination fees	—	(6,485)	—	(6,485)
Loss on extinguishment of debt	—	894	1,043	894
Loss (gain) on sale of assets	18	5,052	(18,161)	5,069
Repairs from hurricanes and severe weather events (d)	(315)	(8)	1,620	(823)
Non-service cost components of net periodic pension benefit (cost)	70	(632)	1,478	(2,171)
Adjusted EBITDA	55,761	60,825	258,049	271,947
Other corporate (e)(f)	13,913	15,452	56,886	57,653
The Playa Collection Revenue	(1,623)	(1,037)	(5,949)	(3,642)
Management Fee Revenue	(902)	(1,610)	(6,148)	(7,030)
Owned Resort EBITDA	67,149	73,630	302,838	318,928
Less: Non-comparable Owned Resort EBITDA (g)	8,002	10,306	41,817	38,119
Comparable Owned Resort EBITDA	$59,147	$63,324	$261,021	$280,809

(a)    Represents changes in foreign exchange rates and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations, debt refinancing costs, other capital raising efforts, and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    Includes severance expenses for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort. It does not include severance expenses for employee terminations resulting from our ongoing resort operations. For the year ended December 31, 2024, represents severance expenses for terminated employees related to the sale of the Jewel Palm Beach.
(d)    Includes significant repair and clean-up expenses incurred from severe weather events which are not expected to be offset by property damage insurance proceeds, which includes Hurricane Beryl and Hurricane Helene for the year ended December 31, 2024. It does not include repair and clean-up costs from weather events that are not considered significant.
(e)    For the three months ended December 31, 2024 and 2023, represents corporate salaries and benefits of $8.2 million for 2024 and $10.1 million for 2023, professional fees of $3.0 million for 2024 and $3.5 million for 2023, corporate rent and insurance of $1.5 million for 2024 and $1.0 million for 2023, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.2 million for 2024 and $0.9 million for 2023.
(f)    For the years ended December 31, 2024 and 2023, represents corporate salaries and benefits of $35.8 million for 2024 and $40.1 million for 2023, professional fees of $10.8 million for 2024 and $9.7 million for 2023, corporate rent and insurance of $5.1 million for 2024 and $3.9 million for 2023, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $5.2 million for 2024 and $4.0 million for 2023.
(g)    For the three months and year ended December 31, 2024, our comparable portfolio excludes the Jewel Palm Beach, which was sold in September 2024, the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during 2024, and Jewel Punta Cana, which was sold in December 2023.

Playa Hotels & Resorts N.V.
Reconciliation of Net Package Revenue, Net Non-Package Revenue and Total Net Revenue to Total Revenue
($ in thousands)

The following table reconciles our Net Package Revenue, Net Non-Package Revenue, and Total Net Revenue to U.S. GAAP total revenue for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Package Revenue
Comparable Net Package Revenue	$156,371	$158,297	$651,044	$653,061
Non-comparable Net Package Revenue	23,425	36,112	122,631	148,446
Net Package Revenue	179,796	194,409	773,675	801,507

Net Non-package Revenue
Comparable Net Non-package Revenue	24,371	23,038	97,578	98,309
Non-comparable Net Non-package Revenue	3,319	6,422	19,593	21,628
Net Non-package Revenue	27,690	29,460	117,171	119,937

The Playa Collection Revenue	1,623	1,037	5,949	3,642
Management Fee Revenue	902	1,610	6,148	7,030
Other Revenues	291	631	1,472	2,328

Total Net Revenue
Comparable Total Net Revenue	183,558	184,613	762,191	764,370
Non-comparable Total Net Revenue	26,744	42,534	142,224	170,074
Total Net Revenue	210,302	227,147	904,415	934,444
Compulsory tips	5,902	5,737	24,281	24,100
Cost reimbursements	2,738	3,148	9,873	12,475
Contract termination fees	—	6,485	—	6,485
Total revenue	$218,942	$242,517	$938,569	$977,504

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our U.S. GAAP net income to Adjusted Net Income for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$9,036	$1,004	$73,813	$53,852
Reconciling items
Transaction expense	1,070	2,598	4,176	4,705
Loss on extinguishment of debt	—	894	1,043	894
Change in fair value of interest rate swaps (a)	—	—	—	6,335
Repairs from hurricanes and severe weather events	(315)	(8)	1,620	(823)
Severance expense	—	1,655	1,398	1,655
Total reconciling items before tax	755	5,139	8,237	12,766
Income tax provision for reconciling items	(8)	(95)	(839)	(283)
Total reconciling items after tax	747	5,044	7,398	12,483
Adjusted Net Income	$9,783	$6,048	$81,211	$66,335

(a)    Represents the change in fair value, excluding interest paid and accrued, of our prior LIBOR-based interest rate swaps recognized as interest expense in our Consolidated Statements of Operations.

The following table presents the impact of Adjusted Net Income on diluted earnings per share for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted Net Income	$9,783	$6,048	$81,211	$66,335

Earnings per share - Diluted	$0.07	$0.01	$0.56	$0.36
Total reconciling items impact per diluted share	0.01	0.03	0.06	0.08
Adjusted earnings per share - Diluted	$0.08	$0.04	$0.62	$0.44

Consolidated Financial Statements

Playa Hotels & Resorts N.V.
Consolidated Balance Sheets
($ in thousands, except share data)

	As of December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$189,278	$272,520
Trade and other receivables, net	66,957	74,762
Insurance recoverable	14,549	9,821
Accounts receivable from related parties	1,560	5,861
Inventories	17,226	19,963
Prepayments and other assets	55,065	54,294
Property and equipment, net	1,374,330	1,415,572
Derivative financial assets	1,672	2,966
Goodwill, net	60,642	60,642
Other intangible assets	2,091	4,357
Deferred tax assets	11,491	12,967
Assets held for sale	28,227	—
Total assets	$1,823,088	$1,933,725
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade and other payables	$154,577	$196,432
Payables to related parties	6,611	10,743
Income tax payable	15,442	11,592
Debt	1,069,543	1,061,376
Derivative financial liabilities	12,581	—
Other liabilities	27,512	33,970
Deferred tax liabilities	54,932	64,815
Total liabilities	1,341,198	1,378,928
Commitments and contingencies
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 172,016,422 shares issued and 121,554,617 shares outstanding as of December 31, 2024, and 169,423,980 shares issued and 136,081,891 shares outstanding as of December 31, 2023)	19,104	18,822
Treasury shares (at cost, 50,461,805 shares as of December 31, 2024 and 33,342,089 shares as of December 31, 2023)	(399,732)	(248,174)
Paid-in capital	1,216,802	1,202,175
Accumulated other comprehensive (loss) income	(8,959)	1,112
Accumulated deficit	(345,325)	(419,138)
Total shareholders' equity	481,890	554,797
Total liabilities and shareholders' equity	$1,823,088	$1,933,725

Playa Hotels & Resorts N.V.
Consolidated Statements of Operations
($ in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue
Package	$185,351	$199,773	$796,487	$824,122
Non-package	28,037	29,833	118,640	121,422
The Playa Collection	1,623	1,037	5,949	3,642
Management fees	902	1,610	6,148	7,030
Cost reimbursements	2,738	3,148	9,873	12,475
Other revenues	291	7,116	1,472	8,813
Total revenue	218,942	242,517	938,569	977,504
Direct and selling, general and administrative expenses
Direct	117,089	128,519	498,166	516,449
Selling, general and administrative	48,529	51,255	199,367	192,822
Depreciation and amortization	19,820	20,772	78,580	81,827
Reimbursed costs	2,738	3,148	9,873	12,475
Loss (gain) on sale of assets	18	5,052	(18,161)	5,069
Gain on insurance proceeds	(873)	(867)	(2,886)	(5,580)
Business interruption insurance recoveries	(184)	(13)	(281)	(555)
Direct and selling, general and administrative expenses	187,137	207,866	764,658	802,507
Operating income	31,805	34,651	173,911	174,997
Interest expense	(20,953)	(25,847)	(89,364)	(108,184)
Loss on extinguishment of debt	—	(894)	(1,043)	(894)
Other expense	(977)	(32)	(1,738)	(353)
Net income before tax	9,875	7,878	81,766	65,566
Income tax provision	(839)	(6,874)	(7,953)	(11,714)
Net income	$9,036	$1,004	$73,813	$53,852

Earnings per share
Basic	$0.07	$0.01	$0.57	$0.36
Diluted	$0.07	$0.01	$0.56	$0.36
Weighted average number of shares outstanding during the period - Basic	121,998,377	137,757,679	129,737,022	148,063,358
Weighted average number of shares outstanding during the period - Diluted	124,723,901	140,477,293	131,521,526	150,309,674

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of December 31, 2024
($ in millions)

	Maturity			Applicable Rate	LTM Cash Interest (6)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	3.0	$—	—%	$0.9
Term Loan (2)(3)	Jan-29	4.0	1,078.0	7.11%	84.9
Total debt (4)			$1,078.0	7.11%	$85.8
Less: cash and cash equivalents (5)			(189.3)
Net debt			$888.7

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million available as of December 31, 2024 and 2023.
(2)Prior to our debt refinancing in June 2024, we incurred interest based on SOFR + 325 bps (where SOFR is subject to a 0.50% floor). Our Term Loan due 2029 currently incurs interest based on SOFR +275 bps (where SOFR is subject to a 0.50% floor). The effective interest rate was 7.11% as of December 31, 2024.
(3)Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
(4)Excludes $20.7 million of unamortized discounts, $5.0 million of unamortized debt issuance costs and a $17.2 million financing lease obligation as of December 31, 2024.
(5)Represents cash balances on hand as of December 31, 2024.
(6)Represents last twelve months' cash paid for interest on the outstanding balance of our Term Loan and commitment fees on the unused balance of our Revolving Credit Facility. The impact of amortization of debt issuance costs and discounts and capitalized interest is excluded.

Segment Operating Statistics - Three Months Ended December 31, 2024 and 2023

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	83.0%	83.7%	(0.7)	pts	$426.20	$421.94	1.0%	$353.90	$353.24	0.2%	$79,224	$77,482	2.2%	$27,730	$25,734	7.8%	35.0%	33.2%	1.8	pts
Pacific Coast	926	53.4%	65.5%	(12.1)	pts	515.65	522.20	(1.3)%	275.19	341.82	(19.5)%	26,787	34,055	(21.3)%	8,353	13,156	(36.5)%	31.2%	38.6%	(7.4)	pts
Dominican Republic	1,524	74.3%	65.2%	9.1	pts	492.82	353.15	39.5%	366.39	230.27	59.1%	58,890	62,662	(6.0)%	23,101	18,577	24.4%	39.2%	29.6%	9.6	pts
Jamaica	1,428	73.5%	75.2%	(1.7)	pts	370.31	431.59	(14.2)%	272.20	324.35	(16.1)%	42,585	49,670	(14.3)%	7,965	16,163	(50.7)%	18.7%	32.5%	(13.8)	pts
Total Portfolio	6,004	74.0%	72.9%	1.1	pts	$439.94	$413.66	6.4%	$325.50	$301.47	8.0%	$207,486	$223,869	(7.3)%	$67,149	$73,630	(8.8)%	32.4%	32.9%	(0.5)	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	83.0%	83.7%	(0.7)	pts	$426.20	$421.94	1.0%	$353.90	$353.24	0.2%	$79,224	$77,482	2.2%	$27,730	$25,734	7.8%	35.0%	33.2%	1.8	pts
Pacific Coast	—	—%	—%	—	pts	—	—	—%	—	—	—%	—	—	—%	—	—	—%	—%	—%	—	pts
Dominican Republic	1,524	74.3%	71.7%	2.6	pts	493.02	463.78	6.3%	366.54	332.32	10.3%	58,933	54,183	8.8%	23,452	21,427	9.5%	39.8%	39.5%	0.3	pts
Jamaica	1,428	73.5%	75.2%	(1.7)	pts	370.31	431.59	(14.2)%	272.20	324.35	(16.1)%	42,585	49,670	(14.3)%	7,965	16,163	(50.7)%	18.7%	32.5%	(13.8)	pts
Total Comparable Portfolio	5,078	77.7%	77.7%	—	pts	$430.52	$436.15	(1.3)%	$334.72	$338.84	(1.2)%	$180,742	$181,335	(0.3)%	$59,147	$63,324	(6.6)%	32.7%	34.9%	(2.2)	pts
Yucatán Peninsula
•Owned Net Revenue for the three months ended December 31, 2024 increased $1.7 million, or 2.2%, compared to the three months ended December 31, 2023. The increase was driven by:
•an increase in Net Package ADR of 1.0%; and
•an increase in Net Non-package Revenue of $1.6 million, or 19.2%.
•Net Non-package Revenue per sold room increased 20.2% compared to the three months ended December 31, 2023 due to higher cancellation fees and increased wedding revenue; partially offset by
•a decrease in Occupancy of 0.7 percentage points compared to the three months ended December 31, 2023.
•Owned Resort EBITDA for the three months ended December 31, 2024 increased $2.0 million, or 7.8%, compared to the three months ended December 31, 2023. The increase was driven by:
•a favorable impact of $3.1 million from the depreciation of the Mexican Peso, net of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 13 to the Consolidated Financial Statements in our Form 10-K);
•an increase in Net Package ADR and Net Non-package Revenue, in addition to expense efficiency measures to lower direct expenses;
•a reversal of a holiday bonus accrual in Mexico, as expected legislative changes did not take effect in 2024; partially offset by
•a headwind from increased labor and related expenses.
•Owned Resort EBITDA Margin for the three months ended December 31, 2024 was 35.0%, an increase of 1.8 percentage points compared to the three months ended December 31, 2023. Owned Resort EBITDA Margin was positively impacted by 390 basis points due to the depreciation of the Mexican Peso. and 70 basis points from the reversal of holiday bonus accrual in Mexico. Owned Resort EBITDA Margin was negatively impacted by 290 basis points due to increases in labor and related expenses excluding the depreciation of the Mexican Peso and reversal of holiday bonus accrual. Excluding the impact from the depreciation of the Mexican

Peso and the reversal of the holiday bonus accrual, Owned Resort EBITDA Margin would have been 30.4%, a decrease of 2.8 percentage points compared to the three months ended December 31, 2023.
Pacific Coast
•Owned Net Revenue for the three months ended December 31, 2024 decreased $7.3 million, or 21.3%, compared to the three months ended December 31, 2023. The decrease was driven by:
•a decrease in Occupancy of 12.1 percentage points for the three months ended December 31, 2024 as a result of renovation work at the resorts in this segment;
•a decrease in Net Package ADR of 1.3%; and
•a decrease in Net Non-package Revenue of $1.6 million, or 32.3%.
•Net Non-package Revenue per sold room decreased 16.9% compared to the three months ended December 31, 2023.
•Owned Resort EBITDA for the three months ended December 31, 2024 decreased $4.8 million, or 36.5%, compared to the three months ended December 31, 2023 and was driven by:
•a decrease in Occupancy and Net Package ADR; partially offset by
•a favorable impact of $1.0 million from the depreciation of the Mexican Peso, net of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 13 to the Consolidated Financial Statements in our Form 10-K); and
•a reversal of a holiday bonus accrual in Mexico, as expected legislative changes did not take effect in 2024.
•Owned Resort EBITDA Margin for the three months ended December 31, 2024 was 31.2%, a decrease of 7.4 percentage points compared to the three months ended December 31, 2023. Owned Resort EBITDA Margin was positively impacted by 390 basis points due to the depreciation of the Mexican Peso. and by 70 basis points from the reversal of the holiday bonus accrual in Mexico. Owned Resort EBITDA Margin was negatively impacted by 10 basis points due to increases in labor and related expenses excluding the depreciation of the Mexican Peso and reversal of holiday bonus accrual. Excluding the impact from the depreciation of the Mexican Peso and the reversal of holiday bonus accrual, Owned Resort EBITDA Margin would have been 26.7%, a decrease of 11.9 percentage points compared to the three months ended December 31, 2023.

Dominican Republic
•Comparable Owned Net Revenue for the three months ended December 31, 2024 increased $4.8 million, or 8.8%, compared to the three months ended December 31, 2023. The increase was driven by:
•an increase in Occupancy of 2.6 percentage points; and
•an increase in Comparable Net Package ADR of 6.3%; partially offset by
•a decrease in Comparable Net Non-package Revenue of 0.6%.
•Comparable Net Non-package Revenue per sold room decreased 4.2% compared to the three months ended December 31, 2023 as a result of lower MICE group contribution to our guest mix.
•Comparable Owned Resort EBITDA for the three months ended December 31, 2024 increased $2.0 million, or 9.5%, compared to the three months ended December 31, 2023, and includes a $1.1 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona. Comparable Owned Resort EBITDA for the three months ended December 31, 2023 included a $0.9 million benefit from business interruption insurance proceeds and recoverable expenses. Excluding aforementioned business interruption proceeds from both periods, Comparable Owned Resort EBITDA for the three months ended December 31, 2024 would have increased 9.0% compared to the three months ended December 31, 2023.

•Comparable Owned Resort EBITDA Margin for the three months ended December 31, 2024 was 39.8%, an increase of 0.3 percentage points compared to the three months ended December 31, 2023, and includes a favorable impact from business interruption proceeds and recoverable expenses related to Hurricane Fiona of 180 basis points, which increased 20 basis points compared to 160 basis points benefit during the three months ended December 31, 2023. Excluding the aforementioned business interruption benefit, Comparable Owned Resort EBITDA Margin for the three months ended December 31, 2024 would have been 38.0%, an increase of 0.1 percentage points compared to the three months ended December 31, 2023.
Jamaica
•Owned Net Revenue for the three months ended December 31, 2024 decreased $7.1 million, or 14.3%, compared to the three months ended December 31, 2023. The decrease was driven by the travel advisory issued for Jamaica by the United States government which negatively impacted this segment and resulted in:
•a decrease in Occupancy of 1.7 percentage points;
•a decrease in Net Package ADR of 14.2%; and
•a decrease in Net Non-package Revenue of $0.2 million, or 3.3%.
•Net Non-package Revenue per sold room decreased 1.2% compared to the three months ended December 31, 2023.
•Owned Resort EBITDA for the three months ended December 31, 2024 decreased $8.2 million, or 50.7%, compared to the three months ended December 31, 2023.
•Owned Resort EBITDA Margin for the three months ended December 31, 2024 decreased 13.8 percentage points compared to the three months ended December 31, 2023. The decrease was primarily driven by the travel advisory issued for Jamaica by the United States government.

Segment Operating Statistics - Years Ended December 31, 2024 and 2023

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	79.5%	79.5%	—	pts	$451.34	$440.13	2.5%	$358.67	$349.99	2.5%	$317,590	$306,259	3.7%	$109,652	$104,841	4.6%	34.5%	34.2%	0.3	pts
Pacific Coast	926	61.7%	70.2%	(8.5)	pts	515.54	522.94	(1.4)%	318.12	367.23	(13.4)%	125,742	141,582	(11.2)%	42,796	53,509	(20.0)%	34.0%	37.8%	(3.8)	pts
Dominican Republic (1)	1,524	73.2%	62.3%	10.9	pts	445.84	366.83	21.5%	326.21	228.71	42.6%	257,895	253,700	1.7%	99,067	80,078	23.7%	38.4%	31.6%	6.8	pts
Jamaica	1,428	73.1%	79.4%	(6.3)	pts	424.08	452.96	(6.4)%	309.81	359.71	(13.9)%	189,619	219,903	(13.8)%	51,323	80,500	(36.2)%	27.1%	36.6%	(9.5)	pts
Total Portfolio	6,004	73.6%	72.0%	1.6	pts	$451.49	$430.12	5.0%	$332.20	$309.50	7.3%	$890,846	$921,444	(3.3)%	$302,838	$318,928	(5.0)%	34.0%	34.6%	(0.6)	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	79.5%	79.5%	—	pts	$451.34	$440.13	2.5%	$358.67	$349.99	2.5%	$317,590	$306,259	3.7%	$109,652	$104,841	4.6%	34.5%	34.2%	0.3	pts
Pacific Coast	—	—%	—%	—	pts	—	—	—%	—	—	—%	—	—	—%	—	—	—%	—%	—%	—	pts
Dominican Republic	1,524	74.0%	73.9%	0.1	pts	509.14	471.83	7.9%	376.56	348.73	8.0%	241,413	225,208	7.2%	100,046	95,468	4.8%	41.4%	42.4%	(1.0)	pts
Jamaica	1,428	73.1%	79.4%	(6.3)	pts	424.08	452.96	(6.4)%	309.81	359.71	(13.9)%	189,619	219,903	(13.8)%	51,323	80,500	(36.2)%	27.1%	36.6%	(9.5)	pts
Total Comparable Portfolio	5,078	76.0%	77.8%	(1.8)	pts	$460.85	$452.85	1.8%	$350.30	$352.34	(0.6)%	$748,622	$751,370	(0.4)%	$261,021	$280,809	(7.0)%	34.9%	37.4%	(2.5)	pts
Yucatán Peninsula
•Owned Net Revenue for the year ended December 31, 2024 increased $11.3 million, or 3.7%, compared to the year ended December 31, 2023 and was driven by:
•an increase in Net Package ADR of 2.5%; and
•an increase in Net Non-package Revenue of $3.8 million, or 11.1%.
•Net Non-package Revenue per sold room increased 10.8%, primarily due to increased wedding revenue in addition to higher realized fees related to no-shows, cancellations and loyalty point redemption settlements compared to the year ended December 31, 2023.
•Segment Owned Resort EBITDA. Our Owned Resort EBITDA for the year ended December 31, 2024 increased $4.8 million, or 4.6%, compared to the year ended December 31, 2023 and was driven by:
•an increase in Net Package ADR of 2.5% in addition to expense efficiency measures put in place to lower direct expenses; and
•a favorable impact of $1.1 million from the depreciation of the Mexican Peso, net of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 13 to the Consolidated Financial Statements in our Form 10-K); partially offset by
•a headwind from increased labor and related expenses;
•an increase in insurance premiums.
•Owned Resort EBITDA Margin for the year ended December 31, 2024 was 34.5%, an increase of 0.3 percentage points compared to the year ended December 31, 2023. Owned Resort EBITDA Margin was positively impacted by 30 basis points due to the depreciation of the Mexican Peso. Owned Resort EBITDA Margin was negatively impacted by 100 basis points due to increases in labor and related expenses excluding the depreciation of the Mexican Peso. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 34.2%, flat compared to the year ended December 31, 2023.

Pacific Coast
•Owned Net Revenue for the year ended December 31, 2024 decreased $15.8 million, or 11.2%, compared to the year ended December 31, 2023. The decrease was due to the following:
•a decrease in Occupancy of 8.5 percentage points; and
•a decrease in Net Package ADR of 1.4%; partially offset by
•an increase in Net Non-package Revenue of $0.5 million, or 2.7%.
•Net Non-package Revenue per sold room increased 16.5%, primarily driven by higher loyalty point redemption settlements compared to the year ended December 31, 2023.
•Owned Resort EBITDA for the year ended December 31, 2024 decreased $10.7 million, or 20.0%, compared to the year ended December 31, 2023 and was driven by:
•a decrease in Occupancy and Net Package ADR as a result of renovation work at both resorts in this segment; and
•an increase in insurance premiums; and
•an unfavorable impact of $0.2 million as a result of the impact from our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 13), partially offset by a favorable impact due to the depreciation of the Mexican Peso.
•Our Owned Resort EBITDA Margin for the year ended December 31, 2024 was 34.0%, a decrease of 3.8 percentage points compared to the year ended December 31, 2023.

Dominican Republic
•Comparable Owned Net Revenue for the year ended December 31, 2024 increased $16.2 million, or 7.2%, compared to the year ended December 31, 2023. The increase was due to the following:
•an increase in Comparable Net Package ADR of 7.9%; and
•an increase in Comparable Net Non-package Revenue of $0.2 million, or 0.5%.
•Comparable Net Non-package Revenue per sold room increased 0.1% compared to the year ended December 31, 2023 due to the addition of a new non-package food and beverage outlet at one of the resorts in this segment.
•Comparable Owned Resort EBITDA for the year ended December 31, 2024 increased $4.6 million, or 4.8%, compared to the year ended December 31, 2023, and includes a $3.2 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona. Comparable Owned Resort EBITDA for the year ended December 31, 2023 included a $6.1 million benefit from business interruption insurance proceeds and recoverable expenses. Excluding aforementioned business interruption benefit from both periods, Comparable Owned Resort EBITDA for the year ended December 31, 2024 would have increased 8.4% compared to the year ended December 31, 2023, primarily due to an increase in Comparable Net Package ADR.
•Comparable Owned Resort EBITDA Margin for the year ended December 31, 2024 was 41.4%, a decrease of 1.0 percentage points compared to the year ended December 31, 2023, and includes a favorable impact from business interruption proceeds and recoverable expenses related to Hurricane Fiona of 130 basis points, which decreased 140 basis points compared to a 270 basis points benefit during the year ended December 31, 2023. Excluding the aforementioned business interruption proceeds from both periods, Comparable Owned Resort EBITDA Margin for the year ended December 31, 2024 would have been 40.1%, an increase of 0.4 percentage points compared to the year ended December 31, 2023.

Jamaica
•Owned Net Revenue for the year ended December 31, 2024 decreased $30.3 million, or 13.8%, compared to the year ended December 31, 2023. The decrease was driven by the travel advisory issued for Jamaica by the United States government and Hurricane Beryl, which negatively impacted this segment during the year ended December 31, 2024, and resulted in:
•a decrease in Occupancy of 6.3 percentage points;
•a decrease in Net Package ADR of 6.4%; and
•a decrease in Net Non-package Revenue of $4.7 million, or 14.6%.
•Net Non-Package Revenue per sold room decreased 7.4% primarily driven by lower meetings, incentives, conventions and events (“MICE”) group contribution to our guest mix compared to the year ended December 31, 2023.
•Owned Resort EBITDA for the year ended December 31, 2024 decreased $29.2 million, or 36.2%, compared to the year ended December 31, 2023.
•Owned Resort EBITDA Margin for the year ended December 31, 2024 decreased 9.5 percentage points, or 26.0%, compared to the year ended December 31, 2023. The decrease was primarily driven by the travel advisory issued for Jamaica and disruption related to Hurricane Beryl compared to the year ended December 31, 2023.

Additional Information and Where to Find It

This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Playa or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). Playa intends to file with the SEC a definitive proxy statement in connection with an extraordinary general meeting of shareholders of Playa, at which the Playa shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions with Hyatt Hotels Corporation (“Hyatt”) referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the extraordinary general meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PLAYA’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Playa will be available free of charge on Playa’s website, investors.playaresorts.com, or by contacting Playa’s investor relations department at ir@playaresorts.com.

Participants in the Solicitation

Playa, its directors and executive officers and other members of its management and employees, as well as Hyatt and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Playa’s shareholders in connection with the EGM Proposals. Information about Playa’s directors and executive officers and their ownership of Playa’s ordinary shares is set forth in the proxy statement for Playa’s 2024 annual general meeting of shareholders, which was filed with the SEC on April 22, 2024. Information about Hyatt’s directors and executive officers is set forth in the proxy statement for Hyatt’s 2024 annual meeting of shareholders, which was filed with the SEC on April 4, 2024. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Playa’s directors and executive officers in the transaction, which may be different than those of Playa’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

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